                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              H.J. HEINZ COMPANY
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO OF HEINZ]
H. J. Heinz Company
World Headquarters
600 Grant Street
Pittsburgh, Pennsylvania 15219


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of H.J. Heinz Company to be held at 2 P.M. on Wednesday, September 8, 1999, at Heinz Hall for the Performing Arts, 600 Penn Avenue, Pittsburgh, Pennsylvania.

Information about the business of the meeting and the nominees for election to the Board of Directors is set forth in the formal meeting notice and the Proxy Statement on the following pages.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, we hope that you will vote on the matters to be considered and sign, date and return your proxy in the enclosed envelope as promptly as possible.


In accordance with our regular practice, a report of annual meeting proceedings, including an account of actions taken, will be sent to you following the meeting.

                            Respectfully yours,
                            /s/ Anthony J. F. O'Reilly
                            Anthony J. F. O'Reilly
                            Chairman of the Board


August 3, 1999

Notice of
Annual Meeting of Shareholders

The Annual Meeting of Shareholders of H. J. Heinz Company will be held at Heinz Hall for the Performing Arts, 600 Penn Avenue, Pittsburgh, Pennsylvania, on Wednesday, September 8, 1999, at 2 P.M. Eastern Daylight Time, for the following purposes:

  (1) To elect 17 directors for a term of one year;

  (2) To elect auditors to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending May 3, 2000;

  (3) To approve the performance goals under the H. J. Heinz Company Incentive Compensation Plan;

  (4) To approve the H. J. Heinz Company Global Stock Purchase Plan; and

  (5) To consider and act upon such other business as may properly come before the meeting.

Your attention is directed to the accompanying Proxy Statement for a description of matters to be considered at the meeting.

Holders of record as of the close of business on July 16, 1999 of the Company's Common Stock and Third Cumulative Preferred Stock, $1.70 First Series, are entitled to notice of and to vote at the meeting. A list of the shareholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage. Your compliance with this request will be appreciated and will assist in obtaining a quorum. Such action will not limit your right to vote in person or to attend the meeting.

                                                Lawrence J. McCabe
                                                Secretary


August 3, 1999

Table of Contents

                                                                           Page
General Information.......................................................   1
Security Ownership of Management..........................................   2
Board of Directors and Committees of the Board............................   4
Matters to Be Acted Upon
 1. Election of Directors.................................................   5
 2. Election of Auditors..................................................   8
 3. Approval of Performance Goals Under H. J. Heinz Company Incentive
     Compensation Plan....................................................   8
 4. Approval of H. J. Heinz Company Global Stock Purchase Plan............   9
 5. Other Business........................................................  11
Executive Compensation....................................................  11
Report of Management Development and Compensation Committee
 on Executive Compensation................................................  14
Performance Graph--Five Fiscal Years (1994-1999)..........................  16
Additional Information....................................................  17
Appendix A--H. J. Heinz Company Global Stock Purchase Plan................ A-1

Proxy Statement

General Information

This Proxy Statement and the enclosed proxy card are being mailed to you by your Board of Directors starting on or about August 3, 1999. The Board of Directors requests that your shares be represented at the Annual Meeting by the proxies named in the proxy card.

Who Can Vote

You are entitled to vote at the Annual Meeting if the Company's shareholder records on July 16, 1999 (the record date) showed that you owned Heinz Common Stock or Third Cumulative Preferred Stock, $1.70 First Series (the "Preferred Stock"). As of July 16, 1999, there were 358,486,738 shares of Common Stock and 17,334 shares of Preferred Stock outstanding. Each share of Common Stock has one vote and each share of Preferred Stock has one-half vote. The enclosed proxy card shows the number of shares which you are entitled to vote.

How To Vote

You may vote in person at the Annual Meeting or by using the enclosed proxy card. The Board of Directors recommends that you vote by proxy even if you plan to attend the meeting.

How Proxies Work

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees, the election of PricewaterhouseCoopers LLP as auditors, the approval of the performance goals under the Incentive Compensation Plan and approval of the Global Stock Purchase Plan.

Revoking A Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying the Company's Secretary in writing.

Quorum

In order to carry on the business of the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote (with each share of Preferred Stock counting as one-half of a share for purposes of the quorum) must be represented at the meeting, either by proxy or in person.

Votes Needed

The director nominees receiving the highest number of votes will be elected to fill the seats on the Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes and are not considered to be votes cast. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Attending the Annual Meeting

All shareholders on July 16, 1999 can attend the Annual Meeting. If the shares are in your name and you wish to attend the Annual Meeting, check the box on your proxy card and an admission ticket will be mailed to you provided your proxy card is received by September 1, 1999. Otherwise, an admission ticket will be available at the registration desk at the Annual Meeting. If your shares are held through a broker, contact your broker and request that they provide you with evidence of your stock ownership. This documentation, when presented at the registration desk, will allow you to attend the meeting. One admission ticket will permit two persons to attend.

Security Ownership of Management

The following table sets forth all equity securities of the Company beneficially owned as of June 30, 1999 by each director, director nominee and by all directors, director nominees and executive officers as a group, being 24 in number.

                               Shares of                                        Total Shares of
                              Common Stock                                        Common Stock
                            Owned, Excluding                                   Beneficially Owned
                           Shares Subject to                                     (including the
                              Options and                        Shares Held    shares listed in   Percent
                            Shares held in a        Options     in a Fiduciary    the adjacent       of
          Name           Fiduciary Capacity (1) Exercisable (2)  Capacity (3)     columns) (4)    Class (5)
- ------------------------ ---------------------- --------------- -------------- ------------------ ---------
Anthony J. F. O'Reilly..       6,202,516             750,000            -0-         6,952,516(6)    1.94%
William R. Johnson......         268,083           1,379,167            -0-         1,647,250(7)     .46%
William P. Snyder III...          57,915                 -0-      4,074,366         4,132,281(8)    1.15%
Herman J. Schmidt.......           5,100                 -0-            -0-             5,100         --
Eleanor B. Sheldon......          11,600                 -0-            -0-            11,600         --
Samuel C. Johnson.......          50,700                 -0-         10,800            61,500(9)      --
Donald R. Keough........           3,550                 -0-            -0-             3,550         --
S. Donald Wiley.........         149,042                 -0-      3,016,741         3,165,783(10)    .88%
Lawrence J. McCabe......          62,336             249,334            -0-           311,670         --
David R. Williams.......         165,285             461,667            -0-           626,952(7)     .17%
Nicholas F. Brady.......           4,500                 -0-            -0-             4,500(11)     --
William C. Springer.....         145,796           1,156,667            -0-         1,302,463        .36%
Edith E. Holiday........           1,800                 -0-            -0-             1,800         --
Paul F. Renne...........          52,509             136,667            -0-           189,176(7)      --
Candace Kendle..........             300                 -0-            -0-               300         --
Mary C. Choksi..........             300                 -0-            -0-               300         --
James M. Zimmerman......           1,300                 -0-            -0-             1,300         --
Leonard S. Coleman......             300                 -0-            -0-               300         --
A. G. Malcolm Ritchie...          31,500             335,000            -0-           366,500        .10
All directors, director
 nominees and executive
 officers as a group....       7,462,523           5,310,171      7,101,907        19,874,601       5.46%

- ---------
 (1) Shares listed in this column include all shares in which the named individuals and all directors, director nominees and executive officers as a group (other than shares subject to stock options exercisable within 60 days following June 30, 1999 and shares held in a fiduciary capacity as trustee of a trust) have a present beneficial economic interest and also include all shares allocated to the accounts of the named individuals and all directors, director nominees and executive officers as a group under the Company's Employees Retirement and Savings Plan (W. R. Johnson, 44,839; L. J. McCabe, 35,966; D. R. Williams, 14,785; W. C. Springer,
     22,001; P. F. Renne, 42,509; and all directors, director nominees and executive officers as a group, 229,833).

 (2) Represents shares subject to stock options granted under the Company's stock option plans exercisable within 60 days following June 30, 1999.

 (3) Represents shares beneficially owned by the named individual in a fiduciary capacity as a trustee of a trust.

 (4) Shares listed in this column include all shares listed in the adjacent columns. Each person has both sole voting and sole investment power with respect to the shares listed, unless otherwise indicated.

 (5) The percentages represent the total of shares listed in the adjacent column divided by the issued and outstanding shares of Common Stock as of June 30, 1999, plus, where applicable, all stock options granted to the individual or group, as appropriate, under the Company's stock option plans exercisable within 60 days following June 30, 1999. Percentages of less than .1 percent are omitted.

 (6) Includes 148,500 shares held by a corporation which is beneficially owned by Dr. O'Reilly and members of his family and 5,593,416 shares held by another corporation which is beneficially owned by Dr. O'Reilly.

 (7) The shares indicated do not include unallocated shares held by the Company's employee stock ownership plan (the "ESOP"). Such shares are voted or tendered by the trustee in accordance with instructions received from the Investment Committee of the Board of Directors of the Company, unless the Investment Committee delegates this authority to plan participants. Messrs. W.R. Johnson, Williams and Renne currently serve as members of the Investment Committee. As of June 30, 1999, 481,070 shares of Common Stock were held in the ESOP but not allocated to participants' accounts. Each member of the Investment Committee disclaims having a beneficial economic interest in such shares.

 (8) Mr. Snyder has shared voting power and shared investment power with respect to 4,074,366 shares held by three trusts of which he is co-trustee.

 (9) Includes 10,500 shares of Common Stock held by Mr. Johnson as trustee of the Samuel C. Johnson 1988 Revocable Trust.

(10) Mr. Wiley has shared investment power with respect to the 888,151 shares held by the Vira I. Heinz Endowment. Mr. Wiley has shared investment power with respect to 2,128,590 shares held by two trusts, one of which holds 657,000 shares which are included in the 4,074,366 shares referred to in Note (8) above. Mr. Wiley disclaims having a beneficial economic interest in the shares referred to in this note.

(11) Includes 3,600 shares of Common Stock held by a trust of which Mr. Brady is the sole beneficiary.

                 Board of Directors and Committees of the Board

                                    Management    Public Issues
                                  Development and   and Social
Name                        Board  Compensation   Responsibility Nominating Audit Investment Executive
- ----                        ----- --------------- -------------- ---------- ----- ---------- ---------
Anthony J. F. O'Reilly         X*                        X            X
- ------------------------------------------------------------------------------------------------------
William R. Johnson             X                                      X                X*         X*
- ------------------------------------------------------------------------------------------------------
William P. Snyder III          X          X                           X        X*
- ------------------------------------------------------------------------------------------------------
Herman J. Schmidt              X          X*             X            X        X
- ------------------------------------------------------------------------------------------------------
Eleanor B. Sheldon             X          X              X*                    X
- ------------------------------------------------------------------------------------------------------
Samuel C. Johnson              X          X                                    X
- ------------------------------------------------------------------------------------------------------
Donald R. Keough               X          X                           X*
- ------------------------------------------------------------------------------------------------------
S. Donald Wiley                X                         X
- ------------------------------------------------------------------------------------------------------
Lawrence J. McCabe             X                                                                  X
- ------------------------------------------------------------------------------------------------------
David R. Williams              X                                                       X          X
- ------------------------------------------------------------------------------------------------------
Nicholas F. Brady              X                                      X        X
- ------------------------------------------------------------------------------------------------------
William C. Springer            X                                                                  X
- ------------------------------------------------------------------------------------------------------
Edith E. Holiday               X                         X            X        X
- ------------------------------------------------------------------------------------------------------
Paul F. Renne                  X                                                       X          X
- ------------------------------------------------------------------------------------------------------
Candace Kendle                 X          X                           X
- ------------------------------------------------------------------------------------------------------
Mary C. Choksi                 X                         X                     X
- ------------------------------------------------------------------------------------------------------
James M. Zimmerman             X          X                           X
- ------------------------------------------------------------------------------------------------------
Leonard S. Coleman, Jr.        X                         X                     X
- ------------------------------------------------------------------------------------------------------
A. G. Malcolm Ritchie          X                                                                  X
- ------------------------------------------------------------------------------------------------------
Number of Meetings in 1999     9          8              1            4        3       1         10
- ------------------------------------------------------------------------------------------------------

XMember
*Chairperson
- --------------------------------------------------------------------------------
Management Development and Compensation

 . Recommend to the Board the selection of the Chief Executive Officer.
 . Review and approve the appointment of corporate officers who report directly to the Chief Executive Officer.
 . Review and approve the compensation of the Chief Executive Officer and the managers reporting to the Chief Executive Officer.
 . Determine the corporate goals and the awards granted under the Company's incentive compensation plan.
 . Administer the Company's stock option plans.
 . Review and recommend to the Board the organization structure of the Company.

- --------------------------------------------------------------------------------
Public Issues and Social Responsibility
 . Review and monitor the policies and actions of the Company relating to major issues of public concern, including:
  . equal employment opportunity
  . environmental
  . occupational health and safety
  . public health and nutrition
  . charitable and political contributions.
 . Consider the significant social impact of corporate activities.
 . Bring to the attention of management major issues of public concern that may require special attention or action.

- --------------------------------------------------------------------------------
Nominating

 . Establish qualifications for potential directors.
 . Consider and recommend prospective candidates for membership on the Board, including any recommendations which are submitted by a shareholder in writing to the attention of the Company's Secretary in accordance with the Company's By-Laws.

- --------------------------------------------------------------------------------
Audit
 . Recommend the firm that the Company should retain as independent accountants.
 . Review the audit and non-audit activities of the Company's independent accountants and internal auditors.
 . Review the Company's internal control systems, accounting policies and financial reporting requirements and practices.

- --------------------------------------------------------------------------------
Investment
 . Monitor the policies and operations of the Company's Employee Benefits
  Administration Board.
 . Review and monitor the investments of the Company's retirement plans and certain other benefit plans.

- --------------------------------------------------------------------------------
Executive
 . May exercise all powers of the Board except as limited by resolutions of the Board or by law.

Each incumbent director of the Company attended at least 75% of the aggregate number of meetings of the Board and committees on which the director served, other than Dr. Kendle.

Director Compensation

During the 1999 fiscal year non-employee directors received:

  .$30,000 in cash and 300 shares of common stock;
  .$1,500 for each Board and committee meeting attended; and .an additional $3,000 or $5,000 if they served as chairman of a committee.

Non-employee directors may defer some or all of their cash compensation and receive the amount deferred together with interest (calculated periodically at the prime rate) at a later date.

As part of the Company's overall program to promote charitable giving, the Company has maintained a charitable award program funded by insurance policies on the lives of the Company's directors who were not full-time employees and who were members of the Board of Directors prior to 1995. Under the program, following the death of a director, the Company will donate $1,000,000 to qualifying charitable organizations recommended by the director and approved by the Company. In addition, the Company has had a similar program for directors who were executive officers and certain other key employees of the Company as of November 1, 1989. The Company will be reimbursed from the proceeds of the life insurance policies. Participants derive no financial benefit from these programs.

Non-employee directors who were on the Board prior to 1994 will receive, upon retirement on or after age 70, a pension benefit for life equivalent to the annual retainer in effect at the time of the director's retirement.

Employee directors receive no additional compensation for serving on the Board or any committee.

Matters to Be Acted Upon

1. Election of Directors
(Item 1 on proxy card)

The Board of Directors has nominated the following 17 nominees for election as directors at the Annual Meeting of Shareholders. Each director to be elected will serve until the next Annual Meeting of Shareholders or until a successor is elected and shall qualify. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director. A brief statement of the business experience and positions with the Company for the past five years, a listing of certain other directorships and age (as of September 8, 1999) for each person nominated is set forth on the following pages.


          Name                          Business Experience and Age
          ----                          ---------------------------
 Anthony J. F. O'Reilly Chairman of the Board of H. J. Heinz Company since March
                        11, 1987; Chairman, President and Chief Executive Officer
                        from March 11, 1987 until April 30, 1998; President and
                        Chief Executive Officer from July 1, 1979 until March 10,
                        1987; director of the Company since 1971; 63.
 William R. Johnson     President and Chief Executive Officer of H. J. Heinz
                        Company since April 30, 1998; President and Chief
                        Operating Officer from June 12, 1996 until April 29, 1998;
                        Senior Vice President from September 8, 1993 until June
                        12, 1996; President and Chief Executive Officer of Star-
                        Kist Foods, Inc. from September 8, 1993 until June 12,
                        1996; director of the Company since 1993; director of
                        Cincinnati Financial Corporation, Amerada Hess Corporation
                        and PNC Bank Corp.; 50.

         Name                          Business Experience and Age
         ----                          ---------------------------
 William P. Snyder III President of The Wilpen Group, Inc. since 1986; director of the Company since 1961; 81.
 Herman J. Schmidt     Independent businessman; director of the Company since
                       1977; 82.
 Eleanor B. Sheldon    Social Scientist; director of the Company since 1979; 79.
 Samuel C. Johnson     Nonexecutive Chairman of the Board of S. C. Johnson & Son,
                       Inc. since January 1994; director of the Company since
                       1988; director and chairman of Johnson Worldwide
                       Associates, Inc., director of Deere & Company and Mobil
                       Corporation; 71.
 Donald R. Keough      Chairman of the Board of Allen & Company Incorporated since
                       April 1993; Chairman of the Board of Excalibur Technologies
                       Corporation since June 1996; Advisor to the Board of
                       Directors of The Coca-Cola Company from April 1993 until
                       April 1998; director of the Company since 1990; director of
                       USA Networks, Inc., The Washington Post Company and
                       McDonald's Corporation; 73.
 S. Donald Wiley       Vice Chairman of the H. J. Heinz Company Foundation since
                       October 1990; Trustee of the Vira I. Heinz Endowment;
                       director of the Company from 1972 until September 30, 1990 and since his reelection in 1991; 72.
 David R. Williams     Executive Vice President of H. J. Heinz Company since June
                       12, 1996 and in charge of Heinz Pet Products, Star-Kist
                       Seafood and Heinz operations in Asia and Australasia;
                       Executive Vice President--Finance and Chief Financial
                       Officer from June 12, 1996 to September 13, 1996; Senior
                       Vice President--Finance and Chief Financial Officer from
                       August 1, 1992 until June 12, 1996; director of the Company since 1992; 56.
 Nicholas F. Brady     Chairman of the Board of Darby Advisors, Inc. since
                       February 1993, Chairman of Darby Overseas Investments, Ltd.
                       since February 1994, Chairman of Darby Emerging Markets
                       Investments LDC since November 1994, Chairman of Darby
                       Chile Fund, LLC and Darby Chile Holdings, Ltd. since
                       February 1996; Secretary of the United States Department of
                       Treasury from September 1988 until January 1993; director
                       of the Company since 1993 (formerly a director of the
                       Company from June 1987 until September 1988); director of
                       Amerada Hess Corporation, C2, Inc. and various Templeton
                       Mutual Funds; 69.
 Edith E. Holiday      Attorney; Assistant to the President of the United States
                       and Secretary of the Cabinet from June 1990 to January
                       1993; General Counsel United States Department of the
                       Treasury from 1989 to June 1990; director of the Company
                       since 1994; director of Hercules Incorporated, Amerada Hess
                       Corporation, Beverly Enterprises, Inc. and director or
                       trustee of various investment companies in the Franklin
                       Templeton group of mutual funds; 47.
 Paul F. Renne         Executive Vice President and Chief Financial Officer of H.
                       J. Heinz Company since June 11, 1997; Senior Vice
                       President--Finance and Chief Financial Officer from
                       September 13, 1996 to June 11, 1997; Vice President--
                       Treasurer from October 1, 1986 to September 13, 1996;
                       director of the Company since 1997; 56.

          Name                          Business Experience and Age
          ----                          ---------------------------
 Candace Kendle          Chairman of the Board and Chief Executive Officer of
                         Kendle International Inc. since 1981; director of the
                         Company since 1998; 52.
 Mary C. Choksi          Managing Director of Strategic Investment Partners, Inc.
                         and Emerging Markets Investors Corporation since 1987;
                         director of the Company since 1998; 49.
 James M. Zimmerman      Chairman of the Board and Chief Executive Officer of
                         Federated Department Stores, Inc. since May 1997;
                         President and Chief Operating Officer of Federated
                         Department Stores, Inc. from 1988 until May 1997;
                         director of the Company since 1998; director of The Chubb
                         Corporation; 55.
 Leonard S. Coleman, Jr. President of The National League of Professional Baseball
                         Clubs since March 1994; director of the Company since
                         1998; director of Omnicom Group Inc., New Jersey
                         Resources Corporation, Avis Rent A Car, Inc., Cendant
                         Corporation and Owens-Corning; 50.
 A. G. Malcolm Ritchie   Executive Vice President and President--Europe of H.J.
                         Heinz Company since May 1, 1998; Vice President European
                         Grocery and Foodservice of H.J. Heinz Company, Ltd. from
                         May 1, 1997 to May 1, 1998; Managing Director of H.J.
                         Heinz Company Ltd. from August 15, 1994 to May 1, 1997;
                         director of the Company since 1998; 45.

Certain Business Relationships and Agreements

Dr. O'Reilly is Chairman of the Dublin, Ireland law firm of Matheson Ormsby Prentice, which provided legal services to the Company during fiscal year 1999. It is anticipated that it will continue to provide legal services to the Company in the future.

On December 2, 1997, the Company and Dr. O'Reilly entered into an agreement (the "Agreement") providing for Dr. O'Reilly's continued service as Chairman of the Board of Directors of the Company until the date of the Company's annual meeting of shareholders in September 2000. In addition to serving as Chairman, Dr. O'Reilly will consult with Company executives and other directors and provide such other services as he and the Company may mutually agree, provided such services shall not include responsibility for the day to day operations of the Company, which shall be the responsibility of the President and Chief Executive Officer of the Company. During fiscal year 1999, the Company paid Dr. O'Reilly a fee of $500,000.

The Agreement also provides that Dr. O'Reilly's options to purchase 750,000 shares of the Company's Common Stock will be exercisable pursuant to the terms as originally granted. Under the terms of the Agreement Dr. O'Reilly continues to participate in all benefit plans and programs of the Company (other than the Company's retirement plans) on a basis consistent with the plans. During fiscal year 1999, the Company paid on behalf of Dr. O'Reilly financial counseling fees and country club dues in the amount of $150,000 and $22,091, respectively. Also, under the terms of the Agreement, Dr. O'Reilly used corporate aircraft for travel in connection with the performance of his duties as Chairman of the Board.

If the Agreement is terminated by the Company without "cause" or by Dr. O'Reilly for "Good Reason," Dr. O'Reilly will be entitled to receive the benefits described above and a lump-sum payment in cash equal to the aggregate annual fee and bonus (defined as an amount equal to the highest bonus paid to Dr. O'Reilly by the Company in any of the last three full fiscal years preceding the date of termination) that Dr. O'Reilly would have received for the remaining term of the Agreement or one year, whichever is greater.

On November 20, 1995, the H. J. Heinz Company Consolidated Retirement and Pension Plan Fund ("Heinz Plan") committed to invest, on a call basis, up to U.S. $5 million in limited partner interests of Darby Emerging Markets Fund, L.P. ("Darby Fund"), a Cayman Islands limited partnership. Darby Overseas Partners, L.P. ("Darby Overseas"), a Delaware limited partnership in which Mr. Brady is a limited partner, is also a limited partner of Darby Fund. In addition, Mr. Brady is Chairman and a shareholder of Darby Overseas Investments, Ltd. ("General Partner"), a Delaware corporation that serves as general partner of Darby Overseas. Mr. Brady also serves as Chairman of Darby Emerging Markets Investments LDC ("Darby Emerging Markets"), a Cayman Islands limited duration company that serves as general partner of Darby Fund. Darby Overseas and the General Partner own 99% and 1%, respectively, of the capital stock of Darby Emerging Markets. Through its ownership of Darby Emerging Markets, Darby Overseas may receive performance-based distributions from Darby Fund in the future. Darby Overseas serves as advisor to Darby Fund. The Heinz Plan, through Darby Emerging Markets, pays Darby Overseas annual compensation for such advisory services equal to 2% of the Heinz Plan's U.S. $5 million capital commitment to Darby Fund.

2. Election of Auditors
(Item 2 on proxy card)

The Board of Directors recommends that the shareholders vote "FOR" the election of the firm of PricewaterhouseCoopers LLP as the auditors to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending May 3, 2000.

A representative of PricewaterhouseCoopers LLP is expected to be at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.

3. Approval of Performance Goals Under H. J. Heinz Company Incentive Compensation Plan
(Item 3 on proxy card)

Under Section 162(m) of the Internal Revenue Code, the Company cannot deduct certain compensation in excess of $1 million paid to the executive officers named in the Summary Compensation Table. However, performance-based compensation is not subject to this limitation if the material terms of such compensation are approved by the shareholders every five years.

In 1994, the Board of Directors adopted, and the shareholders approved, the H.
J. Heinz Company Incentive Compensation Plan (the "Incentive Plan") for full-time salaried employees which satisfied the above requirements for deductibility of compensation paid under the Incentive Plan. The Incentive Plan provides that the performance goals applicable to the executive officers named in the Summary Compensation Table shall be:

  .Earnings per share;
  .Return on assets;
  .Return on equity;
  .Return on capital;
  .Net profit after taxes;
  .Net profit before taxes; and/or
  .Economic value added.

The Management Development and Compensation Committee of the Board of Directors must establish the applicable performance goals within the time period required for the compensation to qualify as performance-based under Section 162(m). The Incentive Plan also provides that the maximum award payable to an individual for performance in any fiscal year is $4,000,000.

Consistent with the requirements of Section 162(m), the Board of Directors seeks shareholder approval of the eligible group of employees, the material terms of the existing performance goals applicable to the executive officers named in the Summary

Compensation Table, and the provision regarding the maximum amounts payable, contained in the Incentive Plan, which were originally approved by shareholders in 1994. If approved, and unless the material terms of the performance goals for the Incentive Plan are subsequently changed, the Incentive Plan will meet the shareholder approval requirements of Section 162(m) until 2004.

The Board of Directors Recommends a Vote "FOR" This Proposal.

4. Approval of H. J. Heinz Company Global Stock Purchase Plan
(Item 4 on proxy card)

On October 14, 1998, the Board of Directors adopted the H. J. Heinz Company Global Stock Purchase Plan. The Board believes that the Plan will further align the interests of employees with shareholders. If approved by shareholders, the Plan will authorize the issuance and the purchase by employees of up to 3,000,000 shares of Heinz Common Stock through payroll deductions. The following summary of the Plan is qualified by reference to the Plan, a copy of which is attached to this Proxy Statement as Appendix A and incorporated herein by reference. All capitalized or quoted terms have the meanings set forth in the Plan.

Eligibility. Generally, all regularly employed Employees are eligible to participate in the Plan, although the Company may exclude part-time Employees. The Company also may impose other eligibility requirements consistent with
Section 423(b) of the U.S. Internal Revenue Code. In certain international locations, local tax or exchange control regulations make certain features of the Plan impracticable. The Plan authorizes the grant of options and issuance of Common Stock to Employees participating in a sub-plan, which is not designed to qualify under Section 423, to achieve desired tax or other objectives in particular locations outside the United States.

Administration. The Plan will be administered by a Committee, whose members will be appointed by the Board of Directors. The Committee will be authorized to establish rules for the administration of the Plan, to interpret the Plan and to supervise its administration, to make determinations about Plan entitlements, to adopt sub-plans and to take other actions consistent with the delegation from the Board.

Participation. Employees will enroll in the Plan by completing a payroll deduction form. The maximum payroll deduction allowed is generally 15% of an Employee's pay. Pay is an Employee's base cash pay plus bonus, with any modifications determined by the Committee. No employee is allowed to buy more than $25,000 of Common Stock in any year, based on the Fair Market Value at the beginning of the Purchase Period in which the shares are purchased. An Employee may discontinue participation in the Plan at any time. An Employee's eligibility to participate in the Plan ends at termination of employment.

Offering. The Plan will be implemented by establishing Purchase Periods that may be three months, six months or other periods as determined by the Committee. The Plan will be implemented at different dates in different countries with the initial Purchase Period in the first locations anticipated to begin on September 15, 1999. The Plan will terminate September 14, 2009.

Purchase Price. Employees who choose to participate in the Plan will receive an option to acquire Common Stock at a discount. Under the option, the purchase price of Common Stock will be the lower of: (i) a Designated Percentage (not less than 85%) established by the Committee of the Fair Market Value of the Common Stock on the first day of a Purchase Period, or (ii) the Designated Percentage (not less than 85%) of the Fair Market Value on the last day of the Purchase Period. The Fair Market Value will be the closing price on the New York Stock Exchange.

Purchase of Stock. At the end of a Purchase Period, a Participant's option will be exercised automatically to purchase the number of shares of Common Stock that the Employee's accumulated payroll deductions will buy at the Purchase Price.

Payment and Delivery. On the exercise of an option on the Purchase Date, the Company will deliver to the Participant a record of the Common Stock purchased. The Committee may require that shares be held on deposit with a particular broker or agent.

Recapitalization. In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without the Company's receipt of consideration, appropriate adjustments will be made to the shares available in the Plan, the maximum number of shares and the price of the option.

Transferability. Options under the Plan cannot be voluntarily or involuntarily assigned. The shares of Common Stock acquired under the Plan will be freely transferable, except as otherwise determined by the Committee.

Amendment and Termination. The Board of Directors may amend the Plan, except that no amendment may, without the approval of shareholders: (i) increase the number of shares authorized under the Plan, (ii) materially modify the eligibility requirements for participation in the Plan, (iii) reduce the Designated Percentage below 85%, or (iv) extend the term of the Plan beyond September 14, 2009.

U.S. Federal Income Tax Consequences. Employees generally have tax consequences associated with participation in the Plan. In the U.S., no taxable income will be recognized by a Participant until the sale or other disposition of the shares of Common Stock acquired under the Plan. At that time, a Participant generally will recognize ordinary income and capital gains. When the shares are disposed of by a Participant two years or more after the beginning of the Purchase Period in which the shares were purchased (or if the Participant dies while owning the shares), he or she will recognize ordinary income equal to the lesser of (i) the excess of the Fair Market Value of the shares at the beginning of the Purchase Period over the Designated Percentage of the Fair Market Value of the shares at that time or (ii) the excess of the Fair Market Value of the shares at disposition over the Purchase Price. When shares are disposed of after less than two years (in what is known as a "disqualifying disposition"), the Participant must recognize the difference between the Fair Market Value of the shares on the Purchase Date and the Purchase Price as ordinary income, even if the disposition is a gift or is at a loss.

In the cases discussed above (other than death), the amount of ordinary income recognized by a Participant is added to the purchase price paid by the Participant, and this amount becomes the tax basis for determining the amount of the capital gain or loss from the disposition of the shares. Additional gain, if any, will be short-term or long-term capital gain depending on whether the holding period is 12 months or less, or more than 12 months.

Net capital gains from the disposition of capital stock held more than 12 months are currently taxed at a maximum federal income tax rate of 20% and net capital gains from the disposition of stock held not more than 12 months is taxed as ordinary income (maximum rate of 39.6%). However, limitations on itemized deductions and the phase-out of personal exemptions may result in effective marginal tax rates higher than 20% for net capital gains and 39.6% for ordinary income.

The Company is entitled to tax deductions in the U.S. for shares issued under the Plan only in the event of disqualifying dispositions. For disqualifying dispositions in the U.S., the Company is allowed a deduction to the extent of the amount of ordinary income includable in gross income by such Participant for the taxable year as a result of the premature disposition of the shares. The Plan will not meet the requirements in Section 162(m) which means that there may be no deductions for disqualifying dispositions by the Company's executive officers named in the Summary Compensation Table.

The Board of Directors believes that approval of the Plan is in the Company's best interests since it will align employees' interests with those of shareholders.

The Board of Directors Recommends a Vote "FOR" This Proposal.

5. Other Business

The Board of Directors does not intend to present any business at the Annual Meeting not described in this Proxy Statement. The enclosed proxy form confers upon the persons designated to vote the shares represented thereby discretionary authority to vote such shares in accordance with their best judgment with respect to all matters that may come before the Annual Meeting in addition to the scheduled items of business, including any shareholder proposal omitted from the Proxy Statement and form of proxy pursuant to the rules of the Securities and Exchange Commission and matters incident to the conduct of the Annual Meeting. As of June 19, 1999, the Board of Directors was not aware of any other matter that may properly be presented for action at the Annual Meeting, but the enclosed proxy confers the same discretionary authority with respect to any such other matter.

Executive Compensation

The following tables and accompanying text present the compensation of the Company's five most highly compensated executive officers in the fiscal year ended April 28, 1999.

Summary Compensation Table

                                     Annual Compensation               Long-Term Compensation
                               -------------------------------- ------------------------------------
                                                                 Awards (2)    Payouts
                                                                ------------- ---------
                                                                               Long-
                                                      Other      Securities     Term
                                                      Annual     Underlying   Incentive  All Other
        Name and                Salary    Bonus    Compensation    Options     Payouts  Compensation
   Principal Position     Year   ($)       ($)        ($)(1)    (No. Awarded)    ($)       ($)(3)
- ------------------------  ---- -------- ---------- ------------ ------------- --------- ------------
W. R. Johnson             1999 $770,000 $2,071,000   $172,439       350,000      -0-      $238,692
President and CEO(4)      1998  541,667  1,598,153    140,863     1,000,000      -0-       153,968
                          1997  480,919    977,104      --          500,000      -0-        98,517
W. C. Springer            1999  508,333  1,080,000     54,810       100,000      -0-        84,660
Executive Vice President  1998  465,000    769,407      --              -0-      -0-        29,552
                          1997  439,252    672,006     59,254       350,000      -0-       164,516
D. R. Williams            1999  425,461    974,000      --          375,000      -0-       172,594
Executive Vice President  1998  406,457    694,581     79,083           -0-      -0-       128,936
                          1997  380,651    611,900      --          350,000      -0-       135,549
A. G. M. Ritchie          1999  400,000    900,000      --          100,000      -0-           -0-
Executive Vice
 President(4)
R. H. Wamhoff             1999  400,000    596,000      --           75,000      -0-       212,151
Executive Vice
 President(4)

- ---------
(1) Includes $77,235 and $15,193 for personal financial counseling for Messrs. Johnson and Springer, respectively.

(2) No awards of restricted stock were made to the named executive officers during the period covered by the Summary Compensation Table.

(3) Includes for Messrs. Johnson, Springer, Williams, Ritchie and Wamhoff, respectively, the following: (i) amounts contributed by the Company under the Employees Retirement and Savings Plan, $215,367, $27,292, $139,411, $0, and $98,915; (ii) amounts attributable to "split dollar" life insurance provided by the Company, $15,546, $53,750, $25,404, $0, and $9,988; and (iii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate, $7,779, $3,618, $7,779, $0, and $103,248.

(4) Effective April 30, 1998, Mr. Johnson became President and Chief Executive Officer. Messrs. Ritchie and Wamhoff became executive officers of the Company on May 1, 1998.

Option Grants in 1999 Fiscal Year

                                                                         Grant Date
                          Individual Grants                                 Value
- ----------------------------------------------------------------------- -------------
                                      Percent of
                      Number of     Total Options
                  Shares Underlying   Granted to   Exercise              Grant Date
                   Options Granted    Employees      Price   Expiration Present Value
     Name                (#)        In Fiscal Year ($/Share)    Date       ($)(3)
- ----------------  ----------------- -------------- --------- ---------- -------------
W. R. Johnson          350,000(1)        3.9%      $49.6875   4/20/09    $4,438,000
W. C. Springer         100,000(2)        1.1%       58.5625    6/9/08     1,196,000
D. R. Williams         300,000(2)        3.3%       58.5625    6/9/08     3,588,000
                        75,000(1)        0.8%       49.6875   4/20/09       951,000
A. G. M. Ritchie       100,000(1)        1.1%       49.6875   4/20/09     1,268,000
R. H. Wamhoff           75,000(1)        0.8%       49.6875   4/20/09       951,000

- ---------
(1) Options were granted on April 21, 1999 pursuant to the terms of the Company's 1996 Stock Option Plan and will vest on April 21, 2002.

(2) Options were granted on June 10, 1998 pursuant to the terms of the Company's 1996 Stock Option Plan. The fair value of the stock was $54.625 on the date of grant. Options to purchase 40% of the shares granted vested on June 10, 1999 and the remaining options will become exercisable on June 10, 2006, unless such options become exercisable earlier as a result of the Company meeting certain stock performance targets.

(3) The estimated grant date present value is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants referred to in Note (1) include the following: (i) exercise price of the options equal to the fair market value of the underlying stock on the date of grant; (ii) option term of 10 years; (iii) dividend yield of 2.6%; (iv) a risk-free interest rate of 5.18%; and (v) volatility of 27.1%. The material assumptions and adjustments with respect to the options grants referred to in Note (2) include the following: (i) exercise price of $58.5625 per share and a fair market value on the date of grant of $54.625 per share; (ii) option term of 10 years; (iii) dividend yield of 2.15%;
     (iv) a risk-free interest rate of 5.8%; and (v) volatility of 22.8%.

     The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

Aggregated Option/SAR Exercises in 1999 Fiscal Year and
Fiscal Year-End Option/SAR Value

                                                 Number of Securities
                                                Underlying Unexercised       Value of Unexercised
                                                     Options/SARs          In-the-Money Options/SARs
                                                  at Fiscal Year-End       at Fiscal Year-End ($)(2)
                                              --------------------------- --------------------------
                  Acquired on      Value
      Name        Exercise(#) Realized ($)(1) Exercisable  Unexercisable  Exercisable  Unexercisable
- ----------------  ----------- --------------- ------------ -------------- ------------ -------------
W. R. Johnson        50,000     $1,532,240     1,212,500     1,450,000    $20,885,695   $8,281,250
W. C. Springer      200,000      6,131,250     1,000,000       450,000     25,325,015    5,796,875
D. R. Williams      450,000     14,240,328       225,000       725,000      5,929,695    5,796,875
A. G. M. Ritchie     50,000      1,895,835       285,000       565,000      2,208,855    2,723,438
R. H. Wamhoff           -0-            -0-       120,000       355,000            -0-    1,656,250

- ---------
(1) The "Value Realized" is equal to the fair market value on the date of exercise, less the exercise price, times the number of shares acquired. No SARs were exercised during the last fiscal year.

(2) The "Value of Unexercised In-the-Money Options at Fiscal Year-End" is equal to $48.375, the fair market value of each share underlying the options at April 28, 1999, less the exercise price, times the number of options.

Retirement Benefits

Most full-time salaried employees in the United States who were hired before January 1, 1993 are entitled to retirement benefits from Plan A of the H. J. Heinz Company Employees' Retirement System ("Plan A"). Benefits are based on credited service and five-year average eligible compensation through December 31, 1992, the date on which Plan A was frozen.

The Company has a Supplemental Executive Retirement Plan (the "SERP") which provides additional retirement benefits for eligible executives, including the executive officers named in the Summary Compensation Table other than Mr. Ritchie. The SERP was adopted in order to attract and retain executives, and to compensate them for reductions in benefits due to limitations imposed by the Internal Revenue Code. The SERP benefit is a lump sum equal to a multiple of the employee's final average eligible compensation during any five of the last ten years prior to retirement. It is reduced by (i) the lump sum value of the Plan A benefit (if any), and (ii) the value of the employee's Age-Related Company Contribution Account under the Employees Retirement and Savings Plan and the Employees Retirement and Savings Excess Plan.

Mr. Ritchie and other senior management employees in the United Kingdom are entitled to retirement benefits from the Heinz Management Pension Plan. Benefits are based on credited service and final pensionable pay, subject to an Inland Revenue earnings cap (currently $146,300) for employees who joined the plan after May 31, 1989. Mr. Ritchie and certain other senior managers in the United Kingdom are eligible to receive a pension supplement equal to the difference between their Management Pension Plan benefit without regard to the Inland Revenue earnings cap, and the sum of (i) their actual Management Pension Plan benefit, plus (ii) any pension due from previous employers.

Compensation for the fiscal year ended April 28, 1999 included in the earnings base for purposes of the pension tables below is as follows: W. R. Johnson $2,841,000; W. C. Springer $1,588,333; D. R. Williams $1,399,461; A. G. M.
Ritchie $1,300,000; and R. H. Wamhoff $996,000. Table I shows the estimated maximum retirement benefit payable to the four SERP-eligible executives, stated as an annual pension equivalent beginning at age 65. Table II shows the estimated maximum retirement benefit payable to Mr. Ritchie, stated as an annual pension equivalent payable beginning at age 65. Pension estimates in Tables I and II have not been reduced for social insurance programs in the United States or the United Kingdom.

As of April 28, 1999, the years of service for Messrs. Johnson, Springer, Williams, Wamhoff and Ritchie were, as rounded to the nearest full year, 17, 25, 32, 31 and 5, respectively.

Table I--U.S. Retirement Plans

                                     Years of Service
                -------------------------------------------------------------------
   Final
Pensionable
Compensation       15           20             25             30             35
- ------------    --------     ---------     ----------     ----------     ----------
 $1,000,000     $250,752     $ 292,544     $  334,336     $  376,128     $  417,920
  1,100,000      275,827       321,799        367,770        413,741        459,712
  1,200,000      300,903       351,053        401,204        451,354        501,505
  1,500,000      376,128       438,816        501,505        564,193        626,881
  1,700,000      426,279       497,325        568,372        639,418        710,465
  2,000,000      501,505       585,089        668,673        752,257        835,841
  2,500,000      626,881       731,361        835,841        940,321      1,044,801
  3,000,000      752,257       877,633      1,003,009      1,128,385      1,253,761
  3,500,000      877,633     1,023,905      1,170,177      1,316,449      1,462,721

Table II--United Kingdom Retirement Arrangements

                                      Years of Service
                 ----------------------------------------------------------------------
   Final
Pensionable
Compensation        5              10             15             20              25
- ------------     --------       --------       --------       --------       ----------
 $1,000,000      $ 93,792       $227,571       $361,351       $495,130       $  626,679
  1,300,000       133,926        307,839        481,752        655,665          826,679
  1,500,000       160,682        361,351        562,019        762,688          960,013
  1,600,000       174,060        388,106        602,153        816,200        1,026,679

Severance Arrangements

The Company maintains severance agreements with its executive officers and certain other key executives. If the executives' employment is terminated involuntarily other than for cause, or voluntarily for good reason, within two years after a change in control of the Company, the agreements provide for the lifting of restrictions on outstanding incentive awards, continuation of medical, life insurance and disability coverage for a three-year period, and a lump sum payment equal to three times the sum of the annual salary and bonus of the executive plus a benefit determined by taking into account an additional three years of age and service for purposes of calculating retirement benefits. The agreements also provide that the Company will reimburse the executive for the impact of excise taxes, if any, which may be imposed under the Internal Revenue Code with respect to certain payments contingent on a change in control.


Report of the Management Development and Compensation Committee on Executive Compensation

The Management Development and Compensation Committee (the "Committee"), which is made up of seven non-employee directors, oversees the administration of total compensation for senior Company executives. The Company's executive compensation programs are designed to provide payment for performance of assigned accountabilities and reward for the achievement of predetermined goals which contribute to corporate earnings, with the objective of enhancing shareholder value. Performance goals for the executive officers are established by the Committee.

Components of Compensation

The Company's executive compensation program has three components: base salary, annual incentive award and stock options.

The Committee periodically compares total compensation levels for the Company's senior executives to the compensation paid to executives of a peer group of companies (the "Peer Group"). The Peer Group is comprised of companies which are, on average, similar to the Company in terms of sales, assets, and total stock market capitalization. The chosen "Peer Group" includes 10 of the 12 other companies which comprise the Standard & Poor's Foods Group Index in the Performance Graph on page 16. The Committee believes that the Peer Group represents the Company's most direct competitors for executive talent.

The Committee also calls upon Hewitt Associates, an independent compensation consultant, for consultation and survey information related to executive compensation.

Base Salary

The Company's policy is to provide a base salary at a median level when compared with base salaries of the Peer Group. In many cases, base salaries of the Company's executive officers have been below the median for base salaries of executive officers of the Peer

Group. Mr. Johnson's annual salary was increased in May 1998 to recognize his appointment to the position of Chief Executive Officer. During the year salary action was taken for several executive officers. The average rate of increase for those officers was 12.3%. The Committee intends to continue to target base salaries at the competitive median.

Annual Incentive

Annual incentives were paid to the executive officers, senior management and large groups of salaried employees around the world under the Incentive Compensation Plan approved by shareholders in September 1994. That plan focuses the Company's management on clear performance measures aligned with the creation of shareholder value. The performance measures used in fiscal year 1999 were earnings per share ("EPS") for the Company; for the business units all were measured on operating income, and in several instances sales growth.

Annual incentive awards under the Incentive Compensation Plan are intended to reward key executives for achieving targeted levels of performance by providing annual awards at target performance which, when added to base salary, produce total cash compensation around the 75th percentile of total cash compensation of the Peer Group. When performance results exceed targeted levels of performance, the Incentive Compensation Plan is intended to provide awards which, when added to base salary, produce total cash compensation above the 75th percentile of the Peer Group and, in the case of outstanding performance, near the 90th percentile of the Peer Group.

Awards to Mr. Johnson were based on the Company having exceeded the earnings per share target approved by the Committee at the beginning of the fiscal year. The other executive officer's awards were predicated on a 50:50 weighting between the corporate EPS goal and the operating income performance of their respective business units.

The total of Mr. Johnson's base salary payments in fiscal year 1999 plus the fiscal year 1999 incentive on a size adjusted basis lies in the upper quartile of chief executives of the Peer Group.

Stock Options

The Committee reaffirms its belief that stock options should continue to be a major part of the Company's executive compensation program. Stock options emphasize the objective of increasing shareholder value and encouraging share ownership for management in accordance with established guidelines. The April 1999 grant of options was made to Mr. Johnson in recognition of the value of his continued leadership in the role of Chief Executive Officer. There is no established grant cycle for Mr. Johnson and the other executive officers; rather grants are made on an intermittent basis reflecting a discretionary assessment of future contributions to the longer term growth of the Company and the need to provide a competitive retention incentive.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers named in the Summary Compensation Table on page 11 to $1,000,000 each, unless certain requirements are met. The Committee has carefully considered the impact of this tax code provision and its normal practice is to take such action as is necessary to preserve the Company's tax deduction to the extent consistent with the Company's compensation policies.

The Company stock option plans and the Incentive Compensation Plan all comply with the requirements of Section 162(m). Accordingly, all payments made to the covered executive officers qualify for the corporate tax deduction.

The Committee believes these executive compensation policies and programs effectively serve the interests of shareholders and the Company and are appropriately balanced to provide increased motivation for executives to contribute to the Company's future success.

HERMAN J. SCHMIDT, Chairman                 DONALD R. KEOUGH
WILLIAM P. SNYDER III                       CANDACE KENDLE
ELEANOR B. SHELDON                          JAMES M. ZIMMERMAN
SAMUEL C. JOHNSON

Performance Graph--Five Fiscal Years (1994-1999)

The following graph compares the cumulative total shareholder return on the Company's Common Stock over the five preceding fiscal years with the cumulative total shareholder return on the Standard & Poor's Foods Group Index and the return on the Standard & Poor's 500 Index, assuming an investment of $100 in each at their closing prices on April 27, 1994 and reinvestment of dividends.
                            [CHART APPEARS HERE]
                1994         1995        1996       1997     1998     1999
HEINZ           $100         $132        $163       $207     $273     $254
S&P FOODS       $100         $126        $147       $198     $255     $239
S&P 500         $100         $119        $154       $192     $267     $334

Additional Information

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of any securities of the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended April 28, 1999, all required filings were made on a timely basis, except for one report that was inadvertently filed late by A. G. Malcolm Ritchie, Executive Vice President and President--Heinz Europe, who is based in England.

Shareholder Proposals

The deadline for submitting shareholder proposals for inclusion in our 2000 proxy statement is April 5, 2000. Shareholder proposals submitted outside the process for inclusion in the proxy statement must be received by the Company by June 19, 2000. All shareholder proposals should be sent to the attention of the Company's Secretary.

Proxy Solicitation

In addition to this mailing, the Company's employees or agents may solicit proxies personally, by mail, electronically or by telephone. The Company pays the costs of soliciting this proxy, including the fees of D.F. King & Co., estimated to be $18,000 plus expenses, for assistance in the solicitation of proxies. The Company also reimburses brokers and other nominees for their expenses in forwarding the proxy statements and other materials to shareholders.

Annual Report

The Annual Report to Shareholders covering the Company's fiscal year ended April 28, 1999 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Lawrence J. McCabe
Senior Vice President,
General Counsel and Secretary

Dated: August 3, 1999

                                                                      Appendix A
                                [LOGO OF HEINZ]
                              H. J. HEINZ COMPANY

                           GLOBAL STOCK PURCHASE PLAN

1. PURPOSE.

  The purpose of this Plan is to provide an opportunity for Employees of H. J. Heinz Company (the "Company") and its Designated Subsidiaries, to purchase Common Stock of the Company and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), although the Company makes no undertaking nor representation to maintain such qualification. In addition, this Plan authorizes the grant of options and issuance of Common Stock which do not qualify under section 423 of the Code pursuant to sub-plans adopted by the Committee designed to achieve desired tax or other objectives in particular locations outside the United States.

2. DEFINITIONS.

  (a) "Board" shall mean the Board of Directors of the Company.

  (b) "Code" shall mean the Internal Revenue Code of 1986, of the U.S.A., as amended.

  (c) "Committee" shall mean the committee appointed by the Board in accordance with Section 12 of the Plan.

  (d) "Common Stock" shall mean the Common Stock of the Company, or any stock into which such Common Stock may be converted.

  (e) "Company" shall mean H. J. Heinz Company, a Pennsylvania corporation.

  (f) "Compensation" shall mean an Employee's total cash compensation including variable and non-variable cash compensation, paid on account of personal services rendered by the Employee to the Company or a Designated Subsidiary, plus pre-tax contributions of the Employee which are part of deferred compensation or benefit plans maintained by the Company or a Designated Subsidiary, with any modifications determined by the Committee. The Committee shall have the authority to determine and approve all forms of compensation (such as commissions) to be included in the definition of compensation and may change the definition on a prospective basis.

  (g) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Committee as eligible to participate in the Plan with respect to its Employees.

  (h) "Employee" shall mean an individual classified as an employee by the Company or a Designated Subsidiary on the payroll records of the Company or the Designated Subsidiary during the relevant participation period.

  (i) "Offering Date" shall mean the first business day of each Purchase
Period.

  (j) "Fair Market Value" shall mean the value of one share of Common Stock on the relevant date, determined as follows:

    (1) If the shares are traded on an exchange, the reported "closing price" on the trading day which precedes the relevant day (e.g., the Offering Date or Purchase Date);

    (2) If (1) does not apply, the fair market value as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

  (k)"Participant" shall mean a participant in the Plan as described in Section 4 of the Plan.

  (l)"Plan" shall mean this H. J. Heinz Company Global Stock Purchase Plan.

  (m)"Purchase Date" shall mean the last business day of each Purchase Period.

  (n)"Purchase Period" shall mean a three-month, six-month or other period as determined by the Committee. The first Purchase Period shall commence on the Plan's Effective Date. Subsequent Purchase Periods, if any, shall run consecutively after the termination of the preceding Purchase Period.

  (o)"Shareholder" shall mean a record holder of shares entitled to vote shares of Common Stock under the Company's By-laws.

  (p)"Subsidiary" shall mean any subsidiary corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, as described in Code section 424(f).

3. ELIGIBILITY.

  Any Employee regularly employed on a full-time or part-time basis by the Company or by any Designated Subsidiary on an Offering Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Offering Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one month's employment) prior to an Offering Date for the Employee to be eligible to participate with respect to the Purchase Period beginning on that Offering Date and provided further that (1) the Committee may exclude part-time employees from participation pursuant to criteria and procedures established by the Committee and (2) the Committee may impose an eligibility period on participation of up to two years employment with the Company and/or a Designated Subsidiary with respect to participation on any prospective Offering Date. The Board also may determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Code section 414(g). An Employee shall be considered employed on a full-time basis unless his or her customary employment is less than 20 hours per week or five months per year. Employees whose employment terms are covered by a collective bargaining agreement in situations where the applicable union or other collective bargaining unit has (1) refused to bargain with respect to this Plan as an employee benefit (having been specifically requested to do so by the Company or a Subsidiary), (2) considered this Plan as a potential employee benefit and has rejected this Plan or (3) otherwise determined that employees which such union or other bargaining unit represents may not participate in this Plan are ineligible to participate in the Plan. No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code section 424(d)), shares of capital stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code section 423(b)(5); provided, however, that Employees participating in a sub-plan adopted pursuant to Section 13 which is not designed to qualify under Code section 423 need not have the same rights and privileges as Employees participating in the Code section 423 Plan. The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

4. PARTICIPATION AND WITHDRAWAL.

  4.1 An Employee who is eligible to participate in the Plan in accordance with
Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Offering Date, a completed payroll deduction authorization and Plan enrollment form provided by the Company or by following an electronic or other enrollment process as prescribed by the Committee. Participation may be conditioned on an eligible Employee's consent to transfer and process personal data and on acknowledgment and agreement to Plan terms and other specified conditions. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's base salary, not to exceed fifteen percent (15%) of the Employee's Compensation, or such greater percentage, as specified by the Committee, as applied to a Purchase Period. The Committee may provide for a separate election (of a different percentage) for a specified item or items of Compensation, including specified bonus payments, if any. All payroll deductions may be held by the Company and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Company under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account. Payroll deductions made with respect to employees paid in currencies other than U.S. dollars shall be converted to U.S. dollars as of each Purchase Date using the then applicable exchange rate, as determined by the Committee; provided, however, that the Committee may determine, with respect to any Purchase Period, that payroll deductions shall be converted to U.S. dollars based on an average or median exchange rate applicable for the relevant Purchase Period.

  4.2 A Participant may decrease his or her rate of payroll deductions at any time unless other procedures are prescribed by the Committee. A Participant may increase his or her rate of payroll deductions only effective on the first payroll date following the next Purchase Date by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless the Committee determines to change the maximum permissible rate.

  4.3 (a) Under procedures established by the Committee, a Participant may discontinue participation in the Plan at any time during a Purchase Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Company or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless the Committee determines to change the maximum permissible rate.

    (b) If a Participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will remain in the Plan for purchase of shares as specified in Section 6 on the following Purchase Date, but the Participant will not again participate until he or she re-enrolls in the Plan. Alternatively, participants may request a cash distribution of monies accumulated but not yet distributed by following such procedures, electronic or otherwise, as specified by the Committee. The Committee may establish rules limiting the frequency with which Participants may discontinue and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume payroll deductions following discontinuance. The Committee also may change the rules regarding discontinuance of participation or changes in participation in the Plan.

    (c) In the event any Participant terminates employment with the Company or any Subsidiary for any reason (including death) prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or the Participant's estate without interest (except where required by local law). Whether a termination of employment has occurred shall be determined by the Committee. The Committee also may establish rules regarding when leaves of absence or change of employment status (e.g., from full-time to part-time) will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Company and its Subsidiaries. In the event of a Participant's death, any accumulated payroll deductions will be paid, without interest, to the estate or legal representative of the Participant.

5. OFFERING.

  5.1 The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be 3,000,000 shares.

  5.2 Each Purchase Period shall be determined by the Committee. Unless otherwise determined by the Committee, the Plan will operate with successive semi-annual Purchase Periods commencing at the Plan Effective Date. The Committee shall have the power to change the duration of future Purchase Periods, without shareholder approval, and without regard to the expectations of any Participants.

  5.3 With respect to each Purchase Period, each eligible Employee who has elected to participate as provided in Section 4.1 shall be granted an option to purchase the number of shares of Common Stock which may be purchased with the payroll deductions accumulated in an account maintained on behalf of such Employee (assuming payroll deductions at a rate of 15% of base salary or such greater percentage of base salary as determined by the Committee) during each Purchase Period at the purchase price specified in Section 5.4 below, subject to the following additional limitations:

    (a) The number of shares which may be purchased by any eligible Employee on the first Purchase Date to occur in any calendar year may not exceed the number of shares determined by dividing $25,000 by the Fair Market Value of a share of Common Stock on the first day of the Purchase Period in which such Purchase Date occurs.

    (b) The number of shares which may be purchased by an Eligible Employee on any subsequent Purchase Date which occurs in the same calendar year (as referred to in subsection (a) above) shall not exceed the number of shares determined by performing the calculation below:

  Step One: The number of shares purchased by the Employee during any Purchase Period whose Purchase Date occurred in the same calendar year shall be multiplied by the Fair Market Value of a share of Common Stock on the first day of such previous Purchase Period in which such shares were purchased.

  Step Two: The amount determined in Step One shall be subtracted from $25,000.

  Step Three: The amount determined in Step Two shall be divided by the Fair Market Value of a share of Common Stock on the first day of the Purchase Period in which the subsequent Purchase Date (for which the maximum number of shares which may be purchased is being determined by this calculation) occurs. The quotient thus obtained shall be the maximum number of shares which may be purchased by any eligible Employee on such subsequent Purchase Date.

  5.4 The option price under each option shall be the lower of: (i) a percentage (not less than eighty-five percent (85%)) established by the Committee ("Designated Percentage") of the Fair Market Value of the Common Stock on the Offering Date on which an option is granted, or (ii) the Designated Percentage of the Fair Market Value on the Purchase Date on which the Common Stock is purchased. The Committee may change the Designated Percentage with respect to any future Purchase Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Purchase Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date.

  5.5 Notwithstanding any other provision of the Plan to the contrary, no Employee participating in the Code section 423 Plan shall be granted an option to purchase Common Stock under the Plan and all employee stock purchase plans of the Company and its Subsidiaries at a rate which exceeds $25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The foregoing sentence shall be interpreted so as to comply with Code section 423(b)(8).

6. PURCHASE OF STOCK.

  Upon the expiration of each Purchase Period, a Participant's option shall be exercised automatically for the purchase of that number of full and fractional shares of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price specified in Section 5.4.

7. PAYMENT AND DELIVERY.

  Upon the exercise of an option on each Purchase Date, the Company shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee (or a broker selected by the Committee) or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. The Committee may require that shares purchased under the Plan shall automatically participate in a dividend reinvestment plan or program maintained by the Company. The Company shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in
Section 7.

8. RECAPITALIZATION.

  8.1 If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of Section 5.3 and the maximum number of shares specified in Section 5.1 shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

  8.2 The Board, if it so determines in the exercise of its sole discretion, also may adjust the number of shares specified in Section 5.1, as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in the event the Company effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

  8.3 The Board's determinations under this Section 8 shall be conclusive and binding on all parties.

9. MERGER, LIQUIDATION, OTHER COMPANY TRANSACTIONS.

  9.1 In the event of the proposed liquidation or dissolution of the Company, the Purchase Period then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

  9.2 In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding options shall be deemed exercisable on such date or (3) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the Participants, without interest.

10. TRANSFERABILITY.

  Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 4.2.

11. AMENDMENT OR TERMINATION OF THE PLAN.

  11.1 The Plan shall continue until September 14, 2009, unless previously terminated in accordance with Section 11.2.

  11.2 The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the shareholders, no such revision or amendment shall:

    (a) materially increase the number of shares subject to the Plan, other than an adjustment under Section 8 of the Plan;

    (b) materially modify the requirements as to eligibility for participation in the Plan, except as otherwise specified in this Plan;

    (c) materially increase the benefits accruing to Participants;

    (d) reduce the purchase price specified in Section 5.4, except as specified in Section 8;

    (e) extend the term of the Plan beyond the date specified in Section
  11.1; or

    (f) amend this Section 11.2 to defeat its purpose.

12. ADMINISTRATION.

  The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and who may be removed by the Board at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duties, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt sub-plans applicable to specified Subsidiaries or locations and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

13. COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

  13.1 The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

  13.2 The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

14. SECURITIES AND EXCHANGE CONTROL LAWS REQUIREMENTS.

  The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and
(iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

15. GOVERNMENTAL REGULATIONS.

  This Plan and the Company's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

16. NO ENLARGEMENT OF EMPLOYEE RIGHTS.

  Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or to interfere with the right of the Company or Designated Subsidiary to discharge any Employee at any time. It is not intended that any rights or benefits provided under this Plan shall be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension, retirement or similar payments.

17. GOVERNING LAW.

  This Plan shall be governed by Pennsylvania law.

18. EFFECTIVE DATE.

  This Plan shall be effective September 15, 1999, subject to approval of the shareholders of the Company at the annual meeting on September 8, 1999.

                    [RECYCLE LOGO PRINTED ON RECYCLED PAPER]

                              H.J. HEINZ COMPANY

          This Proxy is Solicited on Behalf of the Board of Directors

     ANTHONY J.F. O'REILLY, WILLIAM R. JOHNSON and LAWRENCE J. McCABE are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H.J. Heinz Company to be held at Heinz Hall for the Performing Arts, located at 600 Penn Avenue, Pittsburgh, Pennsylvania on Wednesday, September 8, 1999, at 2:00 P.M., and at any adjournments thereof, and to vote the number of shares of Common Stock that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting in the manner specified and on any other business that may properly come before the meeting.

Please Sign and Date on Reverse Side and Return the Proxy Card Promptly Using the Enclosed Envelope.

This Proxy when properly executed will be voted in the manner directed by the Shareholder. If no direction is given, this Proxy will be voted "FOR" the election of all nominees for election as directors, the election of auditors, the approval of performance goals under the H.J. Heinz Company Incentive Compensation Plan and the approval of the H.J. Heinz Company Global Stock Purchase Plan.


                          /\ FOLD AND DETACH HERE /\

                                                               Please mark
                                                               your votes as
                                                               indicated in  X
                                                               this example


                 The Board of Directors recommends a vote FOR
                    all nominees for Election as Directors.

1. Election of Directors                        For all seventeen   WITHHOLD
                                                 nominees unless    AUTHORITY
Nominees:                                           otherwise    to vote for all
 A.J.F. O'Reilly, W.R. Johnson, W.P. Synder III,   indicated.        nominees.
 H.J. Schmidt, E.B. Sheldon, S.C. Johnson,
 D.R. Keough, S.D. Wiley, D.R. Williams,             [  ]              [  ]
 N.F. Brady, E.E. Holiday, P.F. Renne,
 C. Kendle, J.M. Zimmerman, M.C. Choksi,
 L.S. Coleman, Jr., and A.G.M. Ritchie.

INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the space provided below.

- ------------------------------------------------------------------------------

        The Board of Directors recommends a vote FOR Items 2, 3 and 4.


                                           FOR     AGAINST    ABSTAIN
2. Election of Auditors.                   [  ]     [  ]       [  ]

3. Approval of Performance Goals under
   H.J. Heinz Company Incentive
   Compensation Plan.                      [  ]     [  ]       [  ]

4. Approval of H.J. Heinz Company
   Global Stock Purchase Plan.             [  ]     [  ]       [  ]

- ------------------------------------------------------------------------------

5. In their discretion, upon such other matters as may properly come before the meeting.

- ----------------------------------------------------------------------------

         [ ] Please check here to request an admission ticket to the Meeting. (One ticket will admit two people).


                           PLEASE SIGN AND DATE IN BOX BELOW

         Please sign exactly as your name appears on this Proxy. If joint owners, EITHER may sign the Proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full name and title.

         -------------------------------------------------------------------


         -------------------------------------------------------------------
         Signature(s) and, if applicable, Title(s)                     Date



                         /\  FOLD AND DETACH HERE  /\


                                    Logo of
                                     Heinz



            YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                              H.J. HEINZ COMPANY

          This Proxy is Solicited on Behalf of the Board of Directors

ANTHONY J.F. O'REILLY, WILLIAM R. JOHNSON and LAWRENCE J. McCABE are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H.J. Heinz Company to be held at Heinz Hall for the Performing Arts, located at 600 Penn Avenue, Pittsburgh, Pennsylvania on Wednesday, September 8, 1999, at 2:00 P.M., and at any adjournments thereof, and to vote the number of shares of Third Cumulative Preferred Stock, $1.70 First Series, that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting in the manner specified and on any other business that may properly come before the meeting.

Please Sign and Date on Reverse Side and Return the Proxy Card Promptly Using the Enclosed Envelope.

This Proxy when properly executed will be voted in the manner directed by the Shareholder. If no direction is given, this Proxy will be voted "FOR" the election of all nominees for election as directors, the election of auditors, the approval of performance goals under the H.J. Heinz Company Incentive Compensation Plan and the approval of the H.J. Heinz Company Global Stock Purchase Plan.


                          /\ FOLD AND DETACH HERE /\

                                                               Please mark
                                                               your votes as
                                                               indicated in  X
                                                               this example


                 The Board of Directors recommends a vote FOR
                    all nominees for Election as Directors.


1. Election of Directors                        For all seventeen   WITHHOLD
                                                 nominees unless    AUTHORITY
Nominees:                                           otherwise    to vote for all
 A.J.F. O'Reilly, W.R. Johnson, W.P. Synder III,    indicated.      nominees.
 H.J. Schmidt, E.B. Sheldon, S.C. Johnson,
 D.R. Keough, S.D. Wiley, D.R. Williams,              [  ]            [  ]
 N.F. Brady, E.E. Holiday, P.F. Renne,
 C. Kendle, J.M. Zimmerman, M.C. Choksi,
 L.S. Coleman, Jr., and A.G.M. Ritchie.

INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the space provided below.

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        The Board of Directors recommends a vote FOR Items 2, 3 and 4.


                                           FOR     AGAINST    ABSTAIN
2. Election of Auditors.                   [  ]     [  ]       [  ]

3. Approval of Performance Goals under
   H.J. Heinz Company Incentive
   Compensation Plan.                      [  ]     [  ]       [  ]

4. Approval of H.J. Heinz Company
   Global Stock Purchase Plan.             [  ]     [  ]       [  ]

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5. In their discretion, upon such other matters as may properly come before the meeting.

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         [  ] Please check here to request an admission
              ticket to the Meeting. (One ticket will admit two people).


                           PLEASE SIGN AND DATE IN BOX BELOW

         Please sign exactly as your name appears on this Proxy. If joint owners, EITHER may sign the Proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full name and title.

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         Signature(s) and, if applicable, Title(s)                     Date



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            YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND
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